                                                                     (d)(15)(i)

                              AMENDED SCHEDULE A

                                    to the

               AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

                               ING EQUITY TRUST

                           OPERATING EXPENSE LIMITS

                                             Maximum Operating Expense Limit
Name of Fund*                            (as a percentage of average net assets)
-------------                        ----------------------------------------------
                                     Class A Class B Class C Class I Class Q Class W
                                     ------- ------- ------- ------- ------- -------
ING Fundamental Research Fund         1.25%   2.00%   2.00%   1.00%    N/A     N/A
Initial Term Expires October 1, 2007
ING LargeCap Growth Fund              1.45%   2.10%   2.10%   1.10%   1.35%    N/A
Initial Term Expires October 1, 2006
ING LargeCap Value Fund               1.45%   2.20%   2.20%   1.20%    N/A    1.20%
Initial Term Expires October 1, 2006
ING MidCap Opportunities Fund         1.75%   2.45%   2.45%   1.45%   1.60%    N/A
Initial Term Expires October 1, 2006
ING Value Choice Fund                 1.40%   2.15%   2.15%   1.15%    N/A    1.15%
Initial Term Expires October 1, 2006
ING Opportunistic LargeCap Fund       1.25%   2.00%   2.00%   1.00%    N/A    1.00%
Term Expires October 1, 2010
ING SmallCap Value Choice Fund        1.50%   2.25%   2.25%   1.25%    N/A    1.25%
Initial Term Expires October 1, 2006

                                                                             HE

Date Last Amended: September 12, 2007

* This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.